Exhibit 10.26

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Cláudia Hirawat (“you” or your”) and PTC Therapeutics, Inc. (“PTC” or the “Company”) (collectively, “the parties”).

WHEREAS, you were employed by PTC, pursuant to an Amended and Restated Employment Agreement between you and PTC, dated May 2013 (the “Employment Agreement”); and

WHEREAS, you and PTC have mutually agreed to terminate your employment, effective as of the Termination Date (as defined below); and

WHEREAS, you have certain post-employment obligations to PTC, including with respect to confidential information, non-competition, non-solicitation, and inventions as set forth in your Employment Agreement; and

WHEREAS, the parties desire to resolve any and all issues between them with respect to your employment with the Company and your termination from such employment; and

WHEREAS, the parties desire to enter into a new agreement which supersedes all prior agreements between the parties, including the Employment Agreement, such that any prior agreement of the parties is terminated and cancelled, except as specifically set forth herein; and

WHEREAS, the parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

1.                                      Termination Date.

(a)                                 Your effective date of termination from the Company shall be January 16, 2015 (the “Termination Date”).

(b)                                 From the date you receive this Agreement through and including the Termination Date (the “Notice Period”), you shall: (i) continue to receive your Base Salary and Fringe Benefits (each, as defined in Section 3 of your Employment Agreement), (ii) continue to perform your job duties and responsibilities as directed by the Company, and (iii) continue to be governed by PTC’s policies and procedures and the terms and conditions of Sections 5 — 12 of your Employment Agreement and shall continue to conduct yourself in a manner consistent with your position as a senior officer of the Company.  During the Notice Period, you will be permitted to perform your duties and responsibilities from home, unless specifically requested by the Company to be present in the Company’s offices.

(c)                                  Notwithstanding anything to the contrary herein, PTC retains the right, at any time during the Notice Period, to: (i) release and suspend you from performing any or all of your job duties and responsibilities, and (ii) release and suspend you from using or accessing any of PTC’s equipment, information, systems or other property.  The parties acknowledge and agree that any such release and suspension shall not constitute a termination of your employment (for Good Reason, as defined in the Employment Agreement, or otherwise).

(d)                                 You will not accrue any paid time off during the Notice Period.  You acknowledge and agree that, as of the Termination Date, you will have no accrued but unused vacation (or other paid time off) to be paid out and that no such payment will be made.

(e)                                  The parties acknowledge and agree that you have a total of 80,000 unvested PTC stock options granted to you on January 28, 2014 (the “January 2014 Options”).  The parties further acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or in any stock plan, award and/or agreement, one hundred percent (100%) of the January 2014 Options shall not vest, and shall terminate and be forfeited immediately, as of December 31, 2014, and, as of such date, you shall have no further rights with respect thereto.

(f)                                   The parties acknowledge that, as of the Termination Date, you are not expected to perform additional services for PTC and that, accordingly, the Termination Date is also the date of your “separation from service” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).

2.                                      Compensation and Benefits.

(a)                                 In exchange for and in consideration of the covenants and promises contained herein, including your release of all claims against PTC and the Released Parties as set forth below, the Company shall provide you with the following severance benefits (the “Severance Benefits”):

(i)                                     The parties acknowledge and agree that you have a total of 25,028 unvested PTC restricted shares granted to you on March 7, 2013.  The parties further acknowledge and agree that, notwithstanding anything to the contrary in any stock plan, award and/or agreement, one hundred percent (100%) of the 25,028 unvested PTC restricted shares granted to you on March 7, 2013 shall vest on the Termination Date.  The parties further acknowledge and agree that (A) any restricted shares which have vested prior to or as of the Termination Date, shall remain governed by applicable law and the terms, conditions and rules of the applicable stock plans, awards and/or agreements; and (B) any applicable withholding amounts on such 25,028 restricted shares shall be paid by you to PTC through the sale of shares pursuant to the terms and conditions in the Rule 10b5-1 Plan Modification.  For purposes of this Agreement, the “Rule 10b5-1 Plan Modification” shall mean the PTC Therapeutics Inc. Non-Discretionary Stock Sale Plan which provides for a portion of the 25,028 PTC restricted shares to be sold on the Termination Date to cover the withholding obligations associated with the vesting of such shares and directs that the withholding amount be paid directly to PTC, which must be signed by you no later than December 16, 2014.

(ii)                                  The parties acknowledge and agree that you have a total of 82,293 unvested PTC stock options granted to you on May 15, 2013.  The parties further acknowledge and agree that, notwithstanding anything to the contrary in any stock plan, award and/or agreement, (A) one hundred percent (100%) of the 82,293 unvested PTC stock options granted to you on May 15, 2013 shall vest on the Termination Date (to the extent not already vested), and (B) you shall be entitled to exercise such options at any time prior to 5:00 pm EST on January 31, 2016.  The parties further acknowledge and agree that (A) any stock options which have vested prior to or as of the Termination Date, shall remain governed by applicable law and the terms, conditions and rules of the applicable stock plans, awards and/or agreements, provided, however, that notwithstanding anything to the contrary in any term of such plans, awards and/or agreements, you shall be entitled to exercise any such vested options until the earlier of (x) 5:00 pm EST on January 31, 2016 and (y) the original expiration date of the option set forth in the applicable stock option agreement; and provided, further, however, that in no event shall the exercise period of any stock option be extended in a manner that, in the opinion of the Company’s tax counsel, is reasonably likely to result in the imposition of any additional tax under Section 409A; and (B) except as set forth above with respect to the 82,293 unvested PTC stock options granted to you on May 15, 2013, any stock options which have not vested as of the Termination Date shall not vest and shall be forfeited and terminated, effective as of the Termination Date and, as of such time, you shall have no further rights with respect thereto.  For the avoidance of doubt, as set forth above, none of the January 2014 Options shall vest and you shall have no further rights with respect thereto.

(iii)                               A lump sum payment of $141,440, less applicable taxes and withholdings, representing payment of a bonus for 2014 at 100% of your bonus target of 40%, payable in accordance with the Company’s standard payroll practices.  Such payment shall be made at the time bonuses are paid to PTC employees; provided, however, that such payment shall be paid no later than March 15, 2015.  Except for this payment, you shall not be eligible for or entitled to, and shall not receive, any other bonus payments from the Company for 2014 or any other calendar year (or time period).

(b)                                 Except as set forth in this Agreement, you are not entitled to receive, and shall not receive, any other payments or benefits from the Company or the Released Parties.  You acknowledge and agree that: (i) unless you enter into this Agreement, you would not otherwise be entitled to receive the Severance Benefits, and (ii) the consideration set forth in Paragraph 2 of this Agreement includes consideration in addition to anything of value to which you are already entitled and constitutes fair consideration for you signing this Agreement and agreeing to the terms and conditions set forth herein.

(c)                                  You acknowledge and agree that: (i) the consideration set forth in this Agreement constitutes full accord and satisfaction for all amounts due and owing to you, including, but not limited to, all salary, incentive compensation, commissions, reimbursements, severance, or other payments which may have been due and owing to you, including any payments under the Employment Agreement; (ii) your eligibility for, entitlement to, and accrual of, any payments or benefits from the Company, including, but not limited to, paid time off, expense reimbursements, and any insurance or fringe benefits, shall terminate no later than the Termination Date, unless otherwise stated herein; (iii) you reported to the Company any and all work-related injuries, if any, incurred during your employment; and (iv) PTC properly provided you any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

(d)                                 In connection with the payments and consideration provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments and consideration set forth in this Agreement.

3.                                      General Release.

In exchange for and in consideration of the covenants and promises contained herein, you, on behalf of yourself and your spouse, domestic partner, children, agents, assignees, heirs, executors, beneficiaries, legal representatives and assigns, hereby waive, discharge and release PTC and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related companies, and its or their respective predecessors, successors, employee benefit plans, and present and former directors, officers, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, in their individual and representative capacities (“Released Parties”) from any and all actions, causes of action, obligations, liabilities, claims and demands you may have, known or unknown, contingent or otherwise, and whether specifically mentioned in this Agreement or not, regardless of when they accrued until the date you sign this Agreement.

You understand and agree that this is a general release and includes, but is not limited to, the release of:

•                                          any claims based on your employment with PTC or the termination of that employment, including, but not limited to, any claim for wrongful discharge; and

•                                          any claims for breach of contract (express, implied or otherwise), including, but not limited to, any claims under the Employment Agreement; and

•                                          any claims of alleged employment discrimination, harassment or retaliation on any basis, including age, gender, disability (or perceived disability), race, color, ethnicity, national origin, religion, sexual orientation, veteran’s status, whistleblower status, or marital status; and

•                                          any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey equal pay law, or any other federal, state, or local laws or regulations, including any and all laws or regulations prohibiting employment discrimination, harassment or retaliation; and

•                                          any claims for negligence, defamation, or intentional tort.

You hereby waive any right that you may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the you or not.  You understand that nothing in this Agreement shall be construed to prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, and/or any other federal, state, or local agency; however, by signing this Agreement, you understand that you are waiving your right to receive individual relief based on claims asserted in such a charge, except where such a waiver is prohibited.

This general release does not include the release of any rights you may have: (a) to unemployment benefits, workers’ compensation, or benefits under COBRA, (b) under the terms of this Agreement, (c) which cannot be released by private agreement, (d) to any vested benefits under any ERISA-covered employee benefit plan, (e) to any vested stock options or vested shares, the exercise of which shall remain governed by the terms, conditions and rules of the applicable plans, awards or agreements and applicable law, or (f) to be indemnified by the Company as provided in your Indemnification Agreement with the Company, dated May 15, 2013 (the “Indemnification Agreement”), or pursuant to the Company’s Certificate of Incorporation or bylaws.

4.                                      Continuing Obligations.

(a)                                 Confidential Information.  You hereby acknowledge and agree to adhere to your continuing contractual and legal obligations to the Company with respect to the nondisclosure, nonuse, and protection of the Company’s Confidential Information, as defined in your Employment Agreement (including as expressly set forth in Section 5(a) of the Employment Agreement).

(b)                                 Non-Competition and Non-Solicitation.  You hereby acknowledge and agree to adhere to your continuing contractual and legal obligations to the Company with respect to non-competition and non-solicitation, including as expressly set forth in Section 5 of the Employment Agreement.

(c)                                  Inventions.  You hereby acknowledge and agree to adhere to your continuing contractual and legal obligations to the Company with respect to intellectual property and Inventions, as defined in the Employment Agreement (including as expressly set forth in Section 6 of the Employment Agreement).

(d)                                 Return of Property.  You hereby acknowledge and agree to adhere to your continuing contractual and legal obligations to the Company with respect to the return of the Company’s property, including all Confidential Information, and including as expressly set forth in Section 8 of the Employment Agreement.  Further, you represent and warrant that, as of the date you sign this Agreement: (i) you have returned to the Company all such Company property (and any copies thereof), including, but not limited to, all identification cards, keys, credit cards, documents, computers, cell phones, and disks, as well as all materials containing Confidential Information, in any form; (ii) you have not retained any Confidential Information on your personal computer or any other personal electronic device in your possession, custody or control; and (iii) you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

(e)                                  Survival.  You specifically acknowledge and agree that the provisions of Paragraph 4 of this Agreement (and your corresponding obligations to PTC under Sections 5, 6, 7 and 8 of the Employment Agreement) survive the termination of your employment and remain valid and binding.

(f)                                   Reasonable Restrictions. You acknowledge and agree that the provisions of Sections 5, 6, 7 and 8 of the Employment Agreement are reasonable and necessary to protect the legitimate business interests of the Company.  You represent and warrant that the provisions of Sections 5, 6, 7 and 8 of the Employment Agreement will not substantially impair your ability to earn a livelihood, nor will such provisions cause you undue hardship.  You acknowledge and agree that the Company retains the right to provide a copy of the provisions of Sections 5 and 6 of the Employment Agreement to third-parties, pursuant to Section 7 of the Employment Agreement.

(g)                                  Injunctive Relief.  You acknowledge that the injury to the Company from your breach of any of the provisions of Sections 5, 6, or 8 of the Employment Agreement cannot be remedied solely by the recovery of monetary damages and would result in irreparable injury to the Company.  You, therefore, agree that in the event of a breach or threatened breach of any of the provisions of Sections 5, 6, or 8 of the Employment Agreement, the Company shall have the right to seek in a court of competent jurisdiction, and to receive from such court, immediate injunctive relief without the posting of any bond or other security.  Nothing contained herein shall be construed as limiting or prohibiting the Company from pursuing any other remedies available to it in law or equity for any such breach or threatened breach.

(h)                                 Blue-Penciling. If, at the time of enforcement of any of the provisions of Paragraph 4 of this Agreement (or the provisions of Sections 5, 6, or 8 of the Employment Agreement referenced therein), it shall be adjudged that the duration, scope, geographic area, or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area, or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area, or other restrictions.

5.                                      Non-Admission.  This Agreement and the consideration provided to you hereunder are not, and must not be construed as, an admission of liability or wrongdoing by the Company or any of the Released Parties.  PTC denies any liability, committing any wrongdoing or violating any legal duty with respect to you or your employment, including with respect to the termination of your employment.

6.                                      Non-Disclosure.  You promise not to discuss or disclose the terms of this Agreement or the amount or nature of the consideration provided to you under this Agreement to any person other than your immediate family members and your attorney(s) and/or financial advisor(s), should one be consulted, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others.  You acknowledge and agree that your promise to maintain the confidentiality of this Agreement is a material term of this Agreement.  You represent and warrant that, as of the date you sign this Agreement, you have not had any discussion or made any disclosure contrary to your obligations under this Paragraph 6. Both you and the Company acknowledge that some or all terms of this Agreement may be required to be disclosed in connection with filings with the Securities and Exchange Commission, and the Company agrees that any such terms, once publicly disclosed, are no longer subject to your obligation of non-disclosure set forth in this Section 6.

7.                                      Non-Disparagement.  You agree not to make, or cause to be made, any critical, derogatory, disparaging, defamatory, or untruthful statements about the Company or any of the Released Parties, whether by electronic, written, or oral means, to any of the Company’s past, present, or future clients, competitors, employees, or to any other person (including, but not limited to, the press or other media).  PTC agrees to instruct PTC’s Board of Directors and PTC’s Executive Committee not to make (or cause to be made) any critical, derogatory, disparaging, defamatory, or untruthful statements about you, whether by electronic, written, or oral means, to any of the Company’s past, present, or future clients, competitors, employees, or to any other person (including, but not limited to, the press or other media).  Nothing in this Agreement is intended to prohibit, nor shall prohibit, either party from providing truthful testimony if compelled to do so by subpoena or as may otherwise be required by law.

8.                                      Cooperation. You agree that, during the Notice Period and after the Termination Date, you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company transition your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.  To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

9.                                      Choice of Law and Forum.  This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of New Jersey, without regard to its conflict of law principles.  Any and all disputes, claims, or causes of action between you and the Company arising out of, concerning, or relating to your employment with PTC, the termination of such employment, or this Agreement shall be submitted exclusively to a federal or state court in the State of New Jersey, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of an inconvenient forum.

10.                               Entire Agreement.  You acknowledge and agree that this Agreement reflects the entire agreement between you and the Company regarding the subject matter hereof and fully supersedes any and all prior agreements, negotiations, promises, and understandings between you and the Company, including the Employment Agreement, except as expressly set forth in Paragraph 4 hereof and except for the Indemnification Agreement.  There is no other agreement except as stated herein.  You acknowledge that the Company has made no promises to you other than those contained in this Agreement.

11.                               General Provisions.  This Agreement may not be changed unless the change is in writing and signed by you and an authorized officer of the Company.  The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof.  The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties, regardless of who drafted it.  This Agreement may be signed in counterparts, and may be delivered by facsimile or electronic mail (PDF).  The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

12.                               Review Period.  You understand that the Company has given you a period of twenty-one (21) calendar days after the date you receive this Agreement (the “Review Period”) to review and consider this Agreement before signing it.  You acknowledge and agree that you must sign and return the Agreement to the Company, c/o Mark Boulding, Executive Vice President and Chief Legal Officer, at 100 Corporate Court, South Plainfield, NJ 07080, or mboulding@ptcbio.com, no later than the last day of the Review Period, and that, if you fail to do so, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another.  You acknowledge that, to the extent that you decide to sign this Agreement prior to the expiration of the Review Period, such decision was knowing and voluntary on your part.  The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period.

13.                               Revocation Period.  You may revoke this Agreement within seven (7) calendar days of the date on which you sign it (the “Revocation Period”) by delivering a written notice of revocation to the Company, c/o Mark Boulding, Executive Vice President and Chief Legal Officer, at 100 Corporate Court, South Plainfield, NJ 07080, or mboulding@ptcbio.com, no later than the close of business on the seventh day after you sign this Agreement.  If you revoke this Agreement, it shall not be effective or enforceable.

14.                               Effective Date.  This Agreement shall not be effective or enforceable and no payment will be made hereunder unless and until you have signed and returned this Agreement to the Company within the Review Period set forth above and the Revocation Period expires without you exercising your revocation right (the “Effective Date”).

15.                               Jury Trial Waiver.  The parties agree to waive any right to a trial by jury regarding any dispute, claim or cause of action arising out of, concerning or related to your employment with PTC, the termination of such employment, or this Agreement.

16.                               Legal Counsel.  You are hereby advised of your right to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver.  You hereby acknowledge your right to consult with an attorney and further acknowledge that you have been represented by counsel in connection with the review, negotiation and signing of this Agreement.

17.                               Acknowledgment.  By signing this Agreement, you acknowledge that you have carefully read this Agreement, understand it, and are voluntarily entering into it of your own free will, without duress or coercion, after due consideration of its terms and conditions.

AGREED AND ACCEPTED		AGREED AND ACCEPTED

PTC Therapeutics, Inc.		Cláudia Hirawat

By:	/s/ Mark Boulding	By:	/s/ Cláudia Hirawat
Name	Mark Boulding	Date:	December 16, 2014
Title:	EVP & CLO

Date:	December 16, 2014